UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2007

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Item 1.01.	Entry into a Material Definitive Agreement.

On May 20, 2007, Bioanalytical Systems, Inc. (the "Company") entered into an Office Lease (the "Lease") and a First Amendment to Lease (the "Amendment") with 300 W. Fayette Street, LLC (the "Landlord"), with respect to the property used by the Company in Baltimore, Maryland. The Landlord is the Company's current landlord for these premises.

The Amendment reduces the square footage rented by the Company initially by eliminating one floor (of 7 floors plus a basement) from the Company's lease and authorizes the landlord to re-let up to 3 additional floors currently used by the Company on 30 days' notice, which would further reduce the Company's rent proportionately. If all three available floors are re-let, the size of the Company's leasehold would be reduced accordingly to better match the Company's usage and reduce expenses. The Amendment initially reduces the Company's liability for rent with respect to these premises by $4,820.67 per month, to $62,512.66, with further decreases possible to the extent more space is re-let.

The Lease, with a term commencing January 5, 2008, is a new lease of the basement and floors 2 and 3 of the same premises, replacing the existing lease and Amendment. The Lease extends the term of the Company's occupancy of the premises for an additional 7 years. The Company has 2 options to renew the Lease, each for an additional 5-year renewal term. Rent will be $44,083.00 per month, or $11.50 per rentable square foot, and will increase by $0.50 per rentable square foot each January 1 of the term of the Lease starting January 1, 2009. Rent payable during renewal terms will be determined at the time of the exercise of each option.

See Item 5.02 below for a description of the material terms of the compensation arrangements for Richard M. Shepperd in connection with his election to serve as President and Chief Executive Officer of the Company. Except as set forth below, the Company has no material relationship with Mr. Shepperd.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 18, 2007, Richard M. Shepperd was elected President and Chief Executive Officer of the Company, on a permanent basis. Under Mr. Shepperd's new Employment Agreement dated May 18, 2007, he will be entitled to receive a base salary of $35,000 per month. In addition, Mr. Shepperd will be eligible for a discretionary bonus to be paid annually. The Company also granted Mr. Shepperd an option to purchase 275,000 Company common shares at a price of $7.10 (the closing price of the Company's common shares on May 17, 2007) pursuant to an Option Agreement dated May 18, 2007. The option is contingent upon shareholder approval, and will vest in three installments through December 1, 2009. The Company has agreed to provide Mr. Shepperd with certain cash bonus payments if the shareholders do not approve the option.

Mr. Shepperd, 67, has served as Interim President and CEO of the Company since October 2, 2006 pursuant to an Employment Agreement described in the Current Report on Form 8-K filed January 17, 2007. Prior to his service with the Company, Mr. Shepperd served for two years with Able Laboratories, Inc., of Cranbury, New Jersey ("Able") as its Chief Restructuring Officer and Director of Restructuring. Able was formerly a generic pharmaceutical manufacturing company which filed a voluntary petition for bankruptcy on July 18, 2005 following the loss of FDA approval for its product line. Mr. Shepperd's duties for Able included exercising executive authority over all operational and restructuring activities of Able, which included advising its Board, creditors committee and courts regarding strategies to maintain and realize the most value from the company's assets. Able was not affiliated with the Company. For the three years prior to serving with Able, Mr. Shepperd served as an independent management consultant for various businesses. In that capacity, he advised these businesses on developing strategies to improve their financial health and maximize the assets of those organizations.

On May 18, 2007, the Board of Directors appointed Richard M. Shepperd and Larry S. Boulet to fill vacancies present on the Board of Directors of the Company. Mr. Boulet is a retired Senior Audit Partner of PriceWaterhouseCoopers and is the president of Boulet Consulting, LLC. Mr. Boulet is expected to be appointed to the Audit Committee of the Board of Directors of the Company.

On May 21, 2007, the Company issued the attached press release announcing, among other things, these changes in management.

 Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not Applicable

(d) Exhibits

99.1	Press release dated May 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: May 23, 2007	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated May 21, 2007